                                                                 EXHIBIT 10.45

                  BLAST SOFTWARE LICENSE AND ASSIGNMENT AGREEMENT

      This BLAST Software License and Assignment Agreement ("Agreement") is entered into effective as of this 2nd day of October, 1998 ("Effective Date"), by and between Synopsys, Inc., a Delaware corporation having a principal place of business at 700 E. Middlefield Road, Mountain View, CA 94043 ("Synopsys"), and Viewlogic Systems, Inc., a Delaware corporation having a principal place of business at 293 Boston Post Road West, Marlboro, MA 01752 ("Viewlogic").

                                     WITNESSETH

WHEREAS, Synopsys is willing to grant a license to Viewlogic to develop, market, and sell the BLAST timing analysis software only for use in PCB and Systems Level applications;

WHEREAS, Synopsys is willing to assign the BLAST software to Viewlogic, subject to a grant back of a license to certain code therein and further subject to the terms and conditions herein; and

WHEREAS, Viewlogic wishes to obtain such a license and such an assignment for the purpose of developing, marketing, and licensing the BLAST software product.

                                   NOW THEREFORE

In view of the foregoing premises and the mutual covenants set forth herein, the parties agree as follows:

1.0   DEFINITIONS

      AFFILIATE: A corporation, company, or other legal entity now or hereinafter controlling, controlled by or under common control with a party hereto, for so long as such ownership or control exists. For the purposes of this definition, control shall refer to a greater than 50% interest in the right to make decisions for such entity, e.g., greater than 50% ownership of the voting shares or securities of such entity.

      ASIC: Application Specific Integrated Circuit as that term is understood in the industry on the Effective Date.

      BLAST: that timing analysis software for Systems Level applications known by the name "BLAST"'or "BLAST FOR SYSTEMS", as it exists on the Effective Date, in source code and object code forms, including all files, manuals, flow charts, libraries, documentation and comments that form a part of, describe the use of or are necessary for the use of such software. The foregoing shall not, however, include any code licensed from third parties other than Synopsys and its Affiliates, if any. BLAST does not include SLAM.

      BLAST AGREEMENTS: All agreements, including but not limited to end user licenses and maintenance agreements, contracts, warranties and other documents in Synopsys' name relating exclusively to BLAST and other software assigned to Viewlogic, and all severable portions of all agreements, contracts, warranties and other documents relating to BLAST, other software assigned to Viewlogic and other Synopsys software not being assigned to Viewlogic hereunder.

                                                          SYNOPSYS CONFIDENTIAL

      COMMON CODE: The code and documentation elements common to BLAST and MOTIVE as of the Effective Date.

      ENHANCEMENT: means an embodiment of BLAST that delivers bug-fixes, minor improvements, incremental features or improvements of existing features, and/or functionality to BLAST.

      FPGA INTERNAL: The field-of-use pertaining to the designing, configuration, programming, testing, verification, simulation, and emulation of a single field programmable gate array, however, for the purposes of this Agreement, FPGA Internal expressly excludes synthesis and verilog simulation functionality. Furthermore, in no event shall FPGA Internal be construed to include any functionality directed principally toward an ASIC.

      IC:  Integrated circuit.

      MOTIVE: that timing analysis software for IC applications known by the name "MOTIVE", as it exists on the Effective Date, in source code and object code forms, including all files, manuals, flow charts, libraries, documentation and comments that form a part of, describe the use of or are necessary for the use of such software. The foregoing shall not, however, include any code licensed from third parties, if any.

      PCB:  Printed circuit board.

      SUCCESSOR: a software product which replaces BLAST but which encompasses a substantial portion of the functionality of BLAST.

      SYNOPSYS BACKGROUND INFORMATION RIGHTS: All copyright, trade secret, know-how, and other intellectual property rights (but excluding the Synopsys Patent Rights) owned or controlled by Synopsys or its Affiliates on the Effective Date that cover or are necessary to make, use, sell, reproduce, modify, distribute, enhance, correct, maintain, market, commercialize, sublicense and promote BLAST.

      SYNOPSYS PATENT RIGHTS: All claims of all United States and foreign patents and patent applications owned or controlled by Synopsys on the Effective Date, or any divisional, continuation, reissue, renewal or re-examination patent issuing therefrom (including any foreign counterparts) that read upon BLAST or its use as contemplated in its documentation.

      SYSTEMS LEVEL: Refers to the field-of-use pertaining to the design, test, verification, simulation, and emulation of systems comprising discrete IC components and associated electrical interconnections. However, the term "Systems Level" expressly excludes the design, test, verification, simulation, and emulation of individual IC components or circuit sub-elements contained therein ("IC field-of-use"). Notwithstanding the foregoing, nominal or incidental capabilities or applicability of software in regard to the design, test, verification, simulation, or emulation of individual ICs or sub-elements thereof shall not be deemed to render BLAST within the IC field-of-use, provided that BLAST is directed principally and substantially to Systems Level applications or PCB applications and not directed substantially to the IC field-of-use.

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                                                          SYNOPSYS CONFIDENTIAL

      UPGRADE: means an embodiment of BLAST that delivers substantial performance improvements, architectural changes or new features and/or functionality to BLAST.

2.0   LICENSE GRANT

2.1 BACKGROUND INFORMATION LICENSE. Synopsys hereby grants to Viewlogic and its Affiliates, under the Synopsys Background Information Rights a personal, worldwide, royalty-free, fully-paid up, right and license to make, have made, use, have used, sell, have sold, reproduce, modify, distribute, enhance, correct, maintain, market, commercialize, sublicense and promote BLAST and any Enhancements, Upgrades, and Successors thereto, in Systems Level and FPGA Internal applications. The foregoing license shall be exclusive for Systems Level applications for those portions of BLAST which are not part of MOTIVE, even as to Synopsys, and non-exclusive otherwise, and shall extend for a period of three (3) years from the Effective Date.

2.2 PATENT LICENSE. Synopsys hereby grants to Viewlogic under the Synopsys Patent Rights a personal, nonexclusive, worldwide, three (3) year, royalty-free, fully-paid up, right and license to make, have made, use, have used, sell and have sold BLAST and any Enhancements, Upgrades, and Successors thereto, in Systems Level and FPGA Internal applications.

2.3 Nothing herein shall he construed to alter, affect, or further limit any existing end user licenses to MOTIVE (or prior versions of such product) granted by Synopsys prior to the Effective Date. Contrary provisions notwithstanding, Synopsys may continue to support, maintain, and update MOTIVE for any such pre-existing Synopsys end user licensees.

2.4 Synopsys agrees that Viewlogic (or its designee) shall own all Enhancements, Upgrades and Successors of BLAST developed after the Effective Date, and Viewlogic shall have no obligation to disclose, provide or license such Enhancements, Upgrades and Successors to Synopsys.

2.5 BLAST and any Enhancements, Upgrades, and Successors thereto, will not have internal ASIC timing analysis capability for five (5) years from the Effective Date. Provided Viewlogic acts consistently within the provisions of sections 2.1, 2.2 and 2.3, BLAST may have internal FPGA timing analysis capability. After three (3) years from the Effective Date, Viewlogic may request relief from this section 2.

2.6 BLAST and any Enhancements, Upgrades, and Successors thereto, will not support ASIC libraries for three (3) years. Except as required to support the STAMP format, for three (3) years, BLAST will not

            (a) provide the features specified in Exhibit A1; and
            (b) support the flows described in Exhibit A2.

3.0   OBLIGATIONS OF LICENSEE

3.1 Viewlogic agrees that its distribution of BLAST and any Enhancements, Upgrades, and Successors thereto, to third parties under Section 2.0 shall be made pursuant to the terms of a license agreement having restrictions on use and obligations of confidentiality substantially similar to those set forth in the end user software license agreement attached hereto as Exhibit B.

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                                                          SYNOPSYS CONFIDENTIAL

3.2 Viewlogic will refrain from promoting or advertising BLAST as an FPGA timing tool and any Enhancements, Upgrades, and Successors thereto, to its customers for 45 days after the Effective Date of the Agreement. Synopsys and Viewlogic will use reasonable commercial efforts to establish an OEM relationship for a version of Primetime that can support FPGAs consistent with Viewlogic's System Level business. Provided pricing, availability and capability issues can be reasonably resolved, the terms of the proposed relationship are generally to track the terms of the FPGA OEM Agreement and the VCS OEM Agreement entered into concurrently with this Agreement.

3.3 Viewlogic will use best reasonable commercial efforts to develop BLAST and any Enhancements, Upgrades, and Successors thereto, to support the STAMP format.

4.0   ASSIGNMENT OF BLAST

4.1 Upon the third anniversary of the Effective Date, and provided that this Agreement has not been sooner terminated in accordance with the provisions of
Section 9.0, Synopsys shall irrevocably and unconditionally assign to Viewlogic its entire right, title, and interest in and to BLAST and all intellectual property therein, except for any Synopsys Patent Rights and Residual Information, and Synopsys shall at that time convey to Viewlogic good and marketable title to BLAST, free and clear of all liens, mortgages, pledges, security interests, prior assignments and encumbrances of any kind or nature whatsoever.

4.2 Upon the assignment of BLAST to Viewlogic, Viewlogic shall grant back to Synopsys an irrevocable, perpetual, worldwide, royalty-free, fully-paid up, license to use, execute, display, perform, modify, sell, distribute, prepare derivative works of the Common Code, including the right to grant sublicenses thereunder.

4.3 In connection with such assignment, if this Agreement has not been sooner terminated in accordance with the provisions of Section 9.0, Viewlogic's license under Section 2.2 shall thereafter become irrevocable and perpetual.

5.0   CONFIDENTIALITY

5.1 The source code to BLAST shall be treated as "Confidential Information" of Viewlogic by Synopsys. The source code to MOTIVE shall be treated as "Confidential Information" of Synopsys by Viewlogic.

5.2 Each party agrees that it will not disclose, publish, or disseminate Confidential Information of the other to anyone other than those of its employees with a demonstrated need to know, and further agrees to take reasonable precautions to prevent any unauthorized use, disclosure, publication, or dissemination of Confidential Information. The parties agree to use the Confidential Information solely for the purposes contemplated by this Agreement and not otherwise for their own or any third party's benefit.

5.3 The obligations of confidentiality contained in this Section will not apply to the extent that it can be established by the recipient of "Confidential Information" hereunder that such Confidential Information: a) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the recipient; b) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the recipient in breach of this

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                                                          SYNOPSYS CONFIDENTIAL

Agreement; c) was rightfully disclosed to recipient by a third party without restriction: or d) is documented to have been independently developed by a party without reference to the other party's Confidential Information.

5.4 The provisions of this Section 5 will survive any termination or expiration of this Agreement.

6.0   RESIDUALS

6.1 Notwithstanding anything to the contrary herein, either party shall have the right, during the term of this Agreement and thereafter, to use any Residual Information (as hereinafter defined) resulting from its prior exposure to the other party's Confidential Information, subject only to such other party's valid copyright and patent rights. Residual Information shall mean that information which is of general application in nature and which is retained in the mind of an employee, contractor, or agent of a party without further or subsequent reference to the other party's Confidential Information.

7.0   WARRANTIES AND DISCLAIMERS

7.1 INTELLECTUAL PROPERTY. Synopsys represents and warrants that, to its knowledge, BLAST does not infringe upon the patent, copyright, trademark, trade secret or other intellectual property rights of any third party.

7.2 TREATMENT OF BLAST. Synopsys represents and warrants that from December 4, 1997 through the Effective Date, inclusive:

      a. Synopsys, to its knowledge, has not published, disclosed or licensed the source code or affiliated internal engineering documents of BLAST to any third party, and has not at any time made BLAST or any portion thereof available to third parties as freeware, shareware or on any other unrestricted basis, other than portions of BLAST that may have been deposited into source code escrow under obligations of confidentiality and subject to contingent license grants pursuant to the ordinary course of conduct of Synopsys' business, of which Synopsys has made Viewlogic aware prior to the Effective Date;

      b. Synopsys has not granted any exclusive license to any portion of BLAST to any third party; and

      c. Synopsys has licensed BLAST, in object code form, to resellers and end users only pursuant to forms of reseller, distributor, sales representative, OEM, VAR, and end user agreements (including beta agreements) which are consistent with industry practice.

7.3 BLAST AGREEMENTS. Synopsys will use its best reasonable efforts to assign to Viewlogic all BLAST Agreements no later than thirty (30) days following the Effective Date. Until such BLAST Agreements or portions thereof are duly assigned to Viewlogic, Synopsys shall permit Viewlogic to enjoy the benefits of all such BLAST Agreements, including all license, maintenance and other revenues associated therewith to the extent that such revenues arise ftom billings issued after September 4, 1998 (which Synopsys shall promptly forward to Viewlogic); and Viewlogic hereby

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                                                          SYNOPSYS CONFIDENTIAL
agrees to perform all obligations of Synopsys thereunder, including obligations of support and maintenance.

7.4 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BLAST, INCLUDING ANY DOCUMENTATION PERTAINING THERETO, IS LICENSED OR ASSIGNED "AS IS," AND SYNOPSYS MAKES NO WARRANTIES WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE REGARDING BLAST AND ITS DOCUMENTATION. SYNOPSYS SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE.

7.5 Synopsys shall not be responsible for any claims or actions arising from Viewlogic's distribution, use, or sale of BLAST or derivative works therefrom, including object code versions thereof, and Viewlogic shall indemnify and hold Synopsys harmless from and against any and all losses, damages, costs and fees reasonably incurred (including reasonable attorneys' fees) that are attributable to such claim or action, unless such claim or action is related to a breach of one of Synopsys' warranties or obligations in this Agreement).

7.6 Neither party warrants or represents that the rights granted hereunder will result in commercially acceptable product lines.

7.7 This Agreement does not confer by implication, estoppel, laches or by any other means any license or any right other than those expressly granted herein.

7.8 Except as expressly provided for herein or as may otherwise be agreed to in writing by Viewlogic, Synopsys and its Affiliates shall use best reasonable efforts to remove (i) the source code and affiliated engineering documents for portions of BLAST which are not part of MOTIVE and (ii) executable versions of BLAST on any storage device or medium after thirty (30) days from the Effective Date. Viewlogic acknowledges that certain software modules, (Allegro PCB interface and PCAD (TANGO) PCB Interface) are incorporated as part of MOTIVE's CD-ROM distribution. These modules will be removed from future distributions beginning with the January, 1999 release of MOTIVE. Synopsys will not market or promote the use of these modules for Systems Level applications.

7.9 SYNOPSYS KNOWLEDGE. Synopsys representations and warranties in this Agreement are limited only to Parent Knowledge as defined in the Stock Purchase Agreement entered concurrently herewith.

7.10 HARMFUL CODE. Synopsys represents and warrants that, to its knowledge, the Assigned Software is free from all computer viruses, worms, time outs, back doors, time bombs, disabling devices and other harmful or malicious code intended to damage, disrupt, inconvenience or permit access to the user's or another's software, hardware or networks.

8.0   LIMITATION OF LIABILITY

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                                                          SYNOPSYS CONFIDENTIAL

UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING IN ANY WAY OUT OF THIS AGREEMENT. HOWEVER CAUSED (WHETHER ARISING UNDER A THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE), INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOST PROFITS, LOSS OF DATA, OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES. THE LIMITATIONS ON THE PARTIES' LIABILITY SET FORTH IN THIS PARAGRAPH SHALL APPLY NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY SET FORTH HEREIN.

9.0   TERMINATION

The term of this Agreement shall be five (5) years from the Effective Date. For the purposes of this Section, "Material Default" shall mean the marketing, distributing, or licensing of software by Viewlogic in violation of the scope of the licenses granted in Sections 2.0 or the violation of Viewlogic's obligations in Sections 3.0 or 5.0.

Termination pursuant to this Section shall not affect the existing rights or licenses granted by Viewlogic in accordance with the terms and conditions of this Agreement prior to the effective date of such termination. Termination will not relieve either party from any liability arising from any breach of this Agreement and the provisions set forth in Sections 5.0, 6.0, 7.0, 8.0, 9.0 and
11.0 shall survive any such termination of this Agreement. Neither party will be liable to the other for damages of any sort solely as a result of terminating this Agreement in accordance with its terms, and termination of this Agreement will be without prejudice to any other right or remedy of either party.

If Viewlogic is in Material Default of the provisions of Sections 2.0, 3.0 or 5.0, then Synopsys shall give Viewlogic written notice of such Material Default. No later than 30 days after receipt of such notice, Viewlogic shall either cure such default or provide Synopsys with a reasonable corrective plan to cure such default or, if such default is not reasonably susceptible of cure, to prevent a similar default from occurring again. If Synopsys deems Viewlogic's corrective plan is not adequate, Synopsys shall so notify Viewlogic in writing, and executive officers of Synopsys and Viewlogic shall meet, no later than 10 business days following Viewlogic's receipt of such notice, to discuss in good faith a mutually satisfactory resolution of the situation. In the event that, despite the parties' good faith efforts to come to agreement, by five business days after such meeting, the breach remains uncured or no corrective plan has been agreed upon, then Synopsys shall have the right, upon written notice to Viewlogic, to terminate this Agreement. Synopsys may terminate this Agreement upon 10 days written notice of a breach of a corrective plan established pursuant to this section 9.0.

10.0  CONSIDERATION

In consideration of the rights granted hereunder, Viewlogic shall pay to Synopsys on the date hereof the sum of Three Million Three Hundred Thousand Dollars ($3,300,000).

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                                                          SYNOPSYS CONFIDENTIAL

11.0  GENERAL PROVISIONS

11.1 CHOICE OF LAW. This Agreement will be governed by and construed in accordance with the laws of the United States and the Commonwealth of Massachusetts excepting that body of Massachusetts law governing conflicts of law.

11.2 ASSIGNMENT. Neither this Agreement nor the licenses granted hereunder may be assigned by either party without the prior written consent of the other party, except that upon a merger, acquisition of all or substantially all of the capital stock or assets of a party, such consent shall not be unreasonably conditioned, delayed or withheld.

11.3 NOTICES. Any notice, report, approval or consent required or permitted hereunder shall be in writing and will be deemed to have been duly given if delivered personally, by facsimile, or mailed by first-class, registered or certified mail, postage prepaid to the respective addresses of the parties. If to Synopsys, Attention: General Counsel. If to Viewlogic, Attention: President, with a courtesy copy to John A. Burgess, Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109. The address for notice may be changed by giving written notice in accordance with this section.

11.4 NO WAIVER. Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision.

11.5 INDEPENDENT CONTRACTORS. The relationship of Synopsys and Viewlogic established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed (i) to give either party the power to direct or control the day-to-day activities of the other or (ii) to constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking.

11.6 SECTION HEADINGS. The section headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.7 INTERPRETATION. The parties agree that this Agreement shall be fairly interpreted in accordance with its terms without any strict construction in favor of or against either party and that ambiguities shall not be interpreted against the drafting party.

11.8 SEVERABILITY. If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.

11.9 ATTORNEYS' FEES. The prevailing party in any action to enforce the Agreement shall be entitled to recover costs and expenses including, without limitation, reasonable attorneys' fees.

11.10 INJUNCTIVE RELIEF. The parties agree that a material default of the provisions of this Agreement by a party hereto could cause irreparable injury to the other party for which monetary damages would not be an adequate remedy and such other party shall be entitled to seek equitable

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                                                          SYNOPSYS CONFIDENTIAL
relief, including injunctive relief and specific performance, in addition to any remedies it may have hereunder or at law.

11.11 FORCE MAJEURE. Nonperformance of either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental action, failure of suppliers, earthquake, or any other reason where failure to perform is beyond the reasonable control of the non-performing party.

11.12 ENTIRE AGREEMENT. This Agreement, including any Exhibits attached hereto, which are hereby incorporated by reference, constitutes the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements or representations, oral or written, regarding such subject matter. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of both parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives:



 SYNOPSYS, INC.                               VIEWLOGIC SYSTEMS, INC.

 By: /s/ Steven K. Shevick                    By: /s/ William J. Herman
     ---------------------                    -------------------------
 Name: Steven K. Shevick                      Name: William J. Herman
       -----------------                      -----------------------
 Title: Vice President                        Title: President
        --------------                        ----------------
        General Counsel
        ---------------
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                                                          SYNOPSYS CONFIDENTIAL

                                     EXHIBIT A1

                                   ASIC features

Delay calculator with capacitive information from placement
Delay calculator with capacitive information from fanout
Hierarchy Advisor
ASIC specific Modeling constructs
CCD support (SLAM feature)
RC Tree support


                                     EXHIBIT A2

                                   Removed Flows

ASIC-Using Verilog and SDF
ASIC-Using flat pin file and SDF
ASIC-Using hierarchical pin files and SDF


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                                                          SYNOPSYS CONFIDENTIAL

                                     EXHIBIT B

                    VIEWLOGIC STANDARD END USER SOFTWARE LICENSE

Licensee:
         ---------------------------------
Address:
         ---------------------------------

         ---------------------------------

By:
         ---------------------------------

Name:
         ---------------------------------

Title:
         ---------------------------------

Date:
         ---------------------------------

Viewlogic Systems, Inc.

By:
         ---------------------------------

Name:
         ---------------------------------

Title:
         ---------------------------------

Date:
         ---------------------------------

This Master Software License Agreement ("Agreement") with an effective date of _________________ is made by and between Viewlogic Systems, Inc., a Delaware corporation and an Equal Opportunity and Affirmative Action Employer and its subsidiaries (collectively "Viewlogic") and Licensee. This Agreement shall govern all licensing of Software, Peripherals and Documentation as those items are defined in this Agreement.

A complete description of the Licensed Products is contained in the Product Description Addendum described below and incorporated herein.

A complete description of the software support services provided under this Agreement is contained in the Software Maintenance Agreement Addendum described below and incorporated herein.

1.    DEFINITIONS.

1.1 "Designated Equipment" means the equipment as set forth in the Product Description Addendum, or any temporary substitute as specified at Section 3.6 below. Any transfer of the Designated Equipment shall be subject to the provisions of Sections 3.4 & 3.5.

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                                                          SYNOPSYS CONFIDENTIAL

1.2 "Designated Location" means the specific address of the Designated Equipment as set forth in the Product Description Addendum. Any change in the Designated Location shall be subject to the provisions of Sections 3.4 & 3.5.
1.3   "Documentation" means the documentation for the Software.
1.4 "Licensed Products" means those products licensed under this Agreement and described in the Product Description Addendum attached hereto. Generally, the term shall include the Documentation, Peripherals, and Software.
1.5 "Peripherals" means the mouse, software code block, and cable furnished to Licensee under this Agreement for use with the Software.
1.6 "Product Description Addendum" or Addenda is the one or more documents attached hereto, and any additions after the effective date of this Agreement, that specifies the Licensed Products, for use on the Designated Equipment at the Designated Location. This Addendum may be the Viewlogic quotation or any other suitable document accepted by Viewlogic which contains the required information.
1.7   "Proprietary Information" means: (a) manufacturing processes,
(b) marketing, business, or other strategies or plans; and (c) any other trade secrets disclosed in writing and marked appropriately or identified as proprietary or confidential. "Proprietary Information" includes the internal design and implementation techniques of the Licensed Products, and the source code of the Software. Excluded is any information that the receiving party can establish was: (d) in the public domain; (e) already in its possession, or rightfully known prior to receipt; (f) rightfully learned from a third party not in violation of any other's proprietary rights; or (g) developed independently.
1.8 "Software" means the computer program or programs in machine readable form furnished to Licensee under this Agreement. Such software may include software provided by Viewlogic's suppliers for sublicensing hereunder, as well as software that Viewlogic owns. In accordance with the Software Maintenance Agreement Addendum attached hereto, "Software" shall also include any update or upgrade programs furnished thereunder.
1.9 "Software Maintenance Agreement" means that agreement for software support services, if any, set forth in the Software Maintenance Agreement Addendum attached hereto and incorporated herein.
1.10  "Territory" means the country of the Designated Location.
1.11  "Updates" are new releases of a particular Software program.
1.12 "Upgrades" are programs with a higher Viewlogic series number or greater capability than the program to be upgraded.
1.13 "Use" includes copying all or any portion of the Software into a computer or transmitting it to a computer for processing of its instructions, and/or displaying any portion of the Software in connection with the processing of such machine instructions.

2.    PAYMENT, DELIVERY AND INSTALLATION.

2.1 Prices. Unless otherwise agreed in writing, prices will be as set forth on Viewlogic's price list in effect for the Designated Equipment and the Designated Location. Any subsequent change in the Designated Equipment or Location may be subject to new pricing per Section 3.4.
2.2 Payment. Unless otherwise agreed in writing, Licensee shall pay Viewlogic in full for all Licensed Products within thirty (30) days of the invoice date.
2.3 Installments. Licensee shall pay for each installment delivery of Licensed Products as a separate transaction.

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                                                          SYNOPSYS CONFIDENTIAL

2.4 Delivery. Viewlogic and/or its suppliers will deliver the Licensed Products FOB origin under a mutually agreed delivery schedule at Licensee's expense.
2.5 Installation. Licensee shall be solely responsible to install the Licensed Products unless otherwise agreed upon in writing.

3.    LICENSE GRANT.

3.1 Grant. Viewlogic hereby grants, and Licensee accepts, a nontransferable, nonsublicensable, perpetual, nonexclusive, fully paid, limited license to use the Licensed Products in machine readable form on the Designated Equipment at the Designated Location for Licensee's internal, normal business use only. The Licensed Products are not for use in a computer service business, rental or commercial timesharing arrangement.
3.2 Intellectual Property Rights. All intellectual property rights in and to the Licensed Products, other than those granted under this Agreement, shall remain the sole and exclusive property of Viewlogic and/or its suppliers as appropriate.
3.3 Use on Designated Equipment. Use is restricted to the Designated Equipment at the Designated Location, whether a single computer or a network. Accessing the Licensed Products from any location other than the Designated Location via wide area networking technology or any other means is prohibited unless authorized by the Product Description Addendum. The addition of any networked computer beyond that specified in the Product Description Addendum or a change in the Designated Location unless authorized in advance by Viewlogic as provided in Section 3.4, shall breach this Agreement.
3.4 Transfers. Viewlogic may, at its sole option, grant Licensee's request for a change in the Designated Equipment or Designated Location within the Territory. Licensee must pay Viewlogic an administrative fee for any change granted by Viewlogic.
3.5 Licensee to Certify Equipment and Location. Licensee shall, upon request from Viewlogic, certify to Viewlogic in writing the current Designated Equipment and Designated Location.
3.6 Substitute Designated Equipment. In the event that the Designated Equipment becomes inoperative due to malfunction, repair, servicing or other like cause, and the terms of the Software Maintenance Agreement remain in effect, Viewlogic shall use its commercially reasonable efforts to assist Licensee upon Licensee's request in the transfer to and use of the Licensed Products on a substitute system at the Designated Location. The substitute system shall be deemed the Designated Equipment during its use. If the Software Maintenance Agreement or its equivalent is not then in effect, Licensee shall pay Viewlogic's list price transfer fee.
3.7 Automatic License; Payment. Licensee acknowledges and agrees that any use of the Licensed Products on other than the Designated Equipment at the Designated Location will materially breach this Agreement. However, Viewlogic may elect not to terminate, but to give notice to Licensee that Licensee is deemed to order and accept a license for each breaching use. Licensee shall then become liable to pay Viewlogic the applicable list price license and support fees under the payment terms of Section 2 effective as of the date of such breach.

4.    PROTECTION OF PROPRIETARY INFORMATION.

4.1 Confidentiality. The Proprietary Information of Viewlogic shall remain confidential and proprietary to Viewlogic.

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4.2   Source Code.  Licensee agrees not to attempt to reverse engineer, decompile, or disassemble the Software or any portion thereof, or otherwise derive its source code.
4.3 Copies. Licensee may make backup and archival copies of the Software and Documentation solely for its internal use, retaining on all copies Viewlogic's and/or its suppliers' copyright, trademark, or other proprietary notices.
4.4 Destruction of Copies. Licensee shall erase the Software from the storage media of any Designated Equipment prior to disposing of or retiring such equipment from active use or in the event of termination of this Agreement. Licensee also must destroy all other copies upon such termination.
4.5 Inclusion With Other Software. Licensee may use the Software within or in conjunction with any other software, but must comply with Section 4.4 above upon any termination of this Agreement, or change of the Designated Equipment or Location, and any use shall always remain subject to this Agreement. Licensee shall display Viewlogic's and/or its suppliers' copyright, trademark or other proprietary notices on any portion of the Software used.
4.6 Protect Confidentiality. Licensee agrees not to disclose, provide or otherwise make available the Proprietary Information of Viewlogic to any person other than authorized employees without Viewlogic's prior written consent. Licensee agrees to protect the Proprietary Information through instructions to its employees, access limitations, and the like, no less securely than if it were the Licensee's own intellectual property. No media containing the Software, or any Documentation shall be transferred, reproduced or used in any way other than as provided by this Agreement.
4.7 Certify Protection. Viewlogic shall give Licensee written notice if Viewlogic reasonably deems itself insecure with respect to Licensee's compliance with the protections of Sections 3 and 4. Licensee shall then, within ten (10) days of the notice, either certify in writing by a duly authorized representative that it has complied with the terms of those Sections, or give Viewlogic access to its facilities in a manner that is sufficient to enable Viewlogic to verify compliance.

5.    SOFTWARE MAINTENANCE.

Viewlogic shall provide, and Licensee shall accept, software maintenance services under the Software Maintenance Agreement Addendum at Viewlogic's then current maintenance fee for an initial term of one year after expiration of the Software warranty period, renewable year to year until termination occurs under the said Software Maintenance Agreement. Termination will end any support obligations of Viewlogic, and Licensee shall incur reinstatement charges in the event of a lapse and subsequent renewal.

6.    WARRANTY.

6.1 Software. Viewlogic warrants that the Software will conform substantially to its Documentation for thirty (30) days from delivery. If Viewlogic confirms a defect, reported by Licensee, in the unaltered Software, Viewlogic shall use commercially reasonable efforts to remedy the nonconformance. Viewlogic does not warrant that the operation of any of the Licensed Products will be uninterrupted or error free, nor does it guarantee that its remedial efforts will correct any nonconformance.
6.2 Media and Peripherals. Viewlogic warrants that the media containing the Software and the Peripherals will be free of defects in materials and workmanship under normal use and service for

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thirty (30) days from delivery. Viewlogic's entire liability and Licensee's sole remedy for defective media or Peripherals shall be for Viewlogic to replace any returns within the warranty period. Viewlogic will not replace failures that are not returned, or that are caused by accident, abuse, or misapplication. Any replacements will be warranted for the remainder of the original warranty period.
6.3 DISCLAIMER. VIEWLOGIC MAKES NO WARRANTY OF ANY KIND, WHETHER EXPRESSED OR IMPLIED, WRITTEN OR ORAL, EXCEPT AS EXPRESSLY STATED IN THIS SECTION 6. SPECIFICALLY, VIEWLOGIC MAKES NO IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FREEDOM FROM INFRINGEMENT FOR THE LICENSED PRODUCTS.

7.    INFRINGEMENT.

7.1 Viewlogic to Defend. Viewlogic will defend, at its own expense, any action against Licensee based upon the claim that the Licensed Products infringe a United States patent or copyright or involve misappropriation of a trade secret. Viewlogic will pay such damages or costs as are finally awarded against Licensee for such infringement or misappropriation provided that Licensee gives
Viewlogic: (a) prompt, written notice of any such action and of all prior related claims; (b) sole control of the defense and/or settlement of such action; and (c) cooperates fully in any defense or settlement. Viewlogic shall not be liable for any fees, costs or damages incurred without such prior notice.
7.2 Obtain Permission or Modify. Should any Licensed Product become, or in Viewlogic's opinion be likely to become, the subject of a claim of infringement or trade secret misappropriation. Viewlogic shall, at its option and expense:
(a) obtain for Licensee the right to continue using the Licensed Product;
(b) replace or modify the Licensed Product so its use becomes noninfringing or otherwise lawful; or (c) terminate the licenses granted hereunder with respect to the infringing Licensed Products and refund the amounts paid by Licensee for the infringing Licensed Products, less a reasonable allowance for use.
7.3 Disclaimer. Notwithstanding the foregoing, Viewlogic shall have no liability for any claim of patent or copyright infringement or trade secret misappropriation based upon the operation or use of any Licensed Products:
(a) on a computer for which it was not designed; (b) with any other software not supplied by Viewlogic; (c) in any manner or purpose for which the Licensed Products were not designed or recommended by Viewlogic; (d) if the infringement or misappropriation would have been avoided by Licensee's use of the most current version of the Licensed Product; or (e) which have been modified by anyone other than Viewlogic.

8.    LIMITATION OF REMEDIES.

8.1 No Other Liability. Except as otherwise stated in this Agreement, Viewlogic's entire liability to Licensee and Licensee's sole remedy for any cause whatsoever, regardless of the form of the action, whether in contract, tort, or strict liability, shall be limited to the amounts paid to Viewlogic by Licensee for the Licensed Products that: (a) caused the damages; (b) are the subject matter of the action; or (c) are directly related to the cause of action.
8.2 NO CONSEQUENTIAL, ETC. DAMAGES. IN NO EVENT SHALL VIEWLOGIC OR ANY OF ITS SUPPLIERS BE LIABLE FOR DAMAGES RESULTING FROM LOSS OF DATA,

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LOSS OF PROFITS IN CONNECTION WITH USE OF ANY LICENSED PRODUCTS OR OTHER
ITEMS PROVIDED UNDER THIS AGREEMENT, NOR FOR COSTS OF PROCUREMENT OF
SUBSTITUTE GOODS, PROPERTY DAMAGE, PERSONAL INJURY, OR ANY OTHER SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN
CONNECTION WITH THIS AGREEMENT WHETHER IN BREACH OF WARRANTY, CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE EVEN IF VIEWLOGIC HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
8.3 Limitations Period. Neither party may bring any action under this Agreement for any cause whatsoever more than two (2) years after the occurrence giving rise to such cause of action, provided however that this Section 8.3 shall not apply to any action brought by Viewlogic for violations of Section 3 or Section 4 of this Agreement and/or actions brought by Viewlogic to protect its intellectual property rights.

9.    DEFAULT AND TERMINATION.

9.1 Default. Viewlogic may, by written notice to Licensee, terminate this Agreement, including its license of the Licensed Products if any of the following events occurs: (a) the failure or neglect of Licensee to pay Viewlogic any sums or amounts due to Viewlogic if payment is not rendered within thirty
(30) days after written demand; (b) any breach of the material terms and obligations of this Agreement if not remedied within thirty (30) days after written demand; (c) any material breach of Section 3 (License Grant) or
Section 4 (Protection of Proprietary Information) effective immediately upon notice from Viewlogic; or (d) in the event of insolvency.
9.2 Termination. Licensee's right to use the Licensed Products shall cease upon termination without further action of the parties. Within seven (7) days of termination, Licensee shall return to Viewlogic the Licensed Products, including the original and all copies of the Documentation, Peripherals, and Software and any Updates or Upgrades thereto, together with a certification by a duly authorized representative of Licensee that any copies of the Software not returned have been destroyed,
9.3 No Waiver. Termination shall be in addition to, rather than a waiver of, any remedy at law or equity under this Agreement.
9.4 Survival. Notwithstanding the foregoing. the provisions of Sections 4 ("Protection of Proprietary Information"), 6.3 ("[Warranty] Disclaimer"), 7 ("Infringement"), & 8 ("Limitation of Remedies"), shall survive termination.

10.   GENERAL

10.1 Prior Agreements Superseded. This Agreement along with the Software Maintenance Agreement Addendum supersedes all prior agreements and understandings between the parties related to the subject matter herein, and is intended to be the complete and exclusive statement of their agreement.
10.2 Headings. The headings in this Agreement are for convenience only, and shall be disregarded when interpreting the terms hereof.
10.3 Export Controls. Licensee shall not attempt to export the Licensed Products without the prior written consent of Viewlogic. Any attempt to export the Licensed Products without Viewlogic's consent will be cause for immediate termination of this Agreement

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10.4  No Assignment.  Viewlogic may assign all or any part of its rights and duties under this Agreement. This Agreement and the Licensee's rights and duties under this Agreement may not be assigned by Licensee without the prior written consent of Viewlogic. Licensee agrees that this Agreement binds Licensee and each of its employees, agents, and persons associated with it, including Licensee's affiliated and subsidiary firms, corporations or other organizations.
10.5 Force Majeure. Viewlogic shall not be liable for any failure or delay in performing services or any other obligation under this Agreement or for any damages suffered by Licensee by reason of such failure or delay which is, indirectly or directly, caused by strike, riot, natural catastrophe or other act of God, or any cause beyond Viewlogic's reasonable control.
10.6 No Waiver. If either party fails to perform any of its obligations hereunder and the other party fails to enforce the provisions relating thereto, such party's failure to enforce this Agreement shall not prevent its later enforcement.
10.7 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, that provision shall be construed so as to most closely reflect the original intent of the parties, but still be enforceable, and the remaining provisions shall continue in full force and effect.
10.8 Notices. Any notice or report shall be considered given if delivered personally or if sent by first class mail, postage prepaid, addressed to the address specified below and specifically addressed to the person to whom notices are to be sent as follows:

If to Licensee:  Attn:__________________________
If to Viewlogic:  Attn: Contracts Administration
The parties may change such addresses by providing notice to the other.
10.9 Governing Law. This Agreement and all transactions hereunder shall be governed by the laws of the Commonwealth of Massachusetts.
10.10 Attorney Fees and Costs. If any legal action is brought in connection with this Agreement, the prevailing party shall be entitled to receive its reasonable attorney fees and court costs in addition to any other relief it may receive.
10.11 Modifications. No modifications of this Agreement shall be binding upon either party unless made in writing executed by an authorized representative of Viewlogic and Licensee.
10.12 Government Use. If the Software is being supplied to the Department of Defense (DOD), the Software is classified as "Commercial Computer Software" and the Government is acquiring only "restricted rights" to the Software, and concerning the Documentation the Government is acquiring only "limited rights" (as defined in DFARS Clause 252.227-7013). If the Software is being supplied to an agency or unit of the Government other than DOD, the Software is classified as "Commercial Computer Software" and the Government is acquiring only "restricted rights" to the Software and Documentation (as defined in FAR Clause 52.227-19).

IN WITNESS WHEREOF the parties have executed this Agreement by their duly authorized representatives as of the effective date.

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